NEWS RELEASE
FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces First Quarter Results

Utica, N.Y., April 16, 2003 -Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today its financial results for the quarter ended March 31, 2003. Net income was $3.6 million, or $0.26 per diluted share for the first quarter compared with $2.3 million for the first quarter of 2002, an improvement of 54.9%.

As previously reported, the Company completed its acquisition of Herkimer Trust Corporation on December 27, 2002, and as such, the first quarter 2003 results reflect the combined operations of what had been two separate companies headquartered in the Mohawk Valley of New York State.

John Zawadzki, President and CEO of the Company, stated, "The integration of Herkimer is behind us, and we have begun to realize the enhanced earnings power of our expanded franchise." Mr. Zawadzki continued, "We now are able to offer trust, asset management and municipal banking services throughout the Mohawk Valley and through our office in Onondaga County, which will help to diversify our revenue sources."

Net interest income for the three months ended March 31, 2003 totaled $12.1 million, an increase of 47.4% over the $8.2 million for the same period in 2002. The improvement in net interest income occurred primarily as a result of growth in earning assets from the Herkimer acquisition, and because the Company aggressively managed its funding costs in a downward interest rate environment. Mr. Zawadzki commented, "Rates continue to be at historic lows and we have reacted by reducing the rates we pay on deposits." He continued, "However, we believe our ability to further reduce rates has diminished. This, in conjunction with the continued downward repricing of assets, is expected to put pressure on the Company's net interest margin." The net interest margin for the three months ended March 31, 2003 and 2002 was 4.19% and 3.62%, respectively.

Non-interest income totaled $2.4 million for the three months ended March 31, 2003 and was 16.6% of revenue, compared with $1.6 million and 15.9% of revenue for the first quarter of 2002. The improvement in non-interest income was primarily attributed to the impact of the Herkimer acquisition.

Non-interest expenses were $8.8 million for the first quarter of 2003, compared with $6.1 million for the same period in 2002. The increased expenses of running a larger, more diverse bank, as well as ongoing costs incurred as a result of the Company's initial public offering in April 2002, are the major factors behind the increase in operating expenses. During the first quarter of 2003, the Company recognized $372,000 of expenses related to its employee stock ownership plan and long-term stock incentive plan, as well as $322,000 of expense related to the amortization of intangible assets recorded in the Herkimer merger. Neither of these expenses were incurred in the first quarter of 2002. Despite the increased expenses, the Company's efficiency ratio improved to 60.80% for the quarter ended March 31, 2003, from 62.98% for the same period in 2002.

Total assets of the Company were $1.3 billion at March 31, 2003, and were consistent with the end of 2002.

In addition to the improved earnings of the Company, progress was also made in the level of nonperforming assets. Nonperforming assets totaled $12.1 million, or 0.91% of total assets at March 31, 2003, compared with $14.1 million, or 1.06% of assets at the end of 2002. Mr. Zawadzki commented, "The reduction in nonperforming assets reflects substantial effort to improve the Company's asset quality, however the levels are still higher than we would like, and efforts continue in this area."

Attached to this press release is summarized financial information for the quarter ended March 31, 2003.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for SBU Bank, which was founded in 1839. SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website www.sbu.com.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President & CFO 315-738-4993
	March 31, 2003	December 31, 2002
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$ 1,328,368	$ 1,333,503
Gross loans (1)	802,849	809,610
Allowance for loan losses	11,169	10,989
Securities	341,785	345,700
Goodwill	34,523	34,523
Other intangible assets, net	4,155	4,461
Deposits	865,028	855,211
Borrowings (2)	282,860	297,595
Shareholders' equity	167,777	165,437
Non-performing loans	9,094	10,983
Other real estate owned	3,040	3,092
Trust department assets (4)	65,078	61,154

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
	(In thousands, except share data)
Selected Operating Data:
Interest income	$ 18,510	$ 15,709
Interest expense	6,372	7,473
Net interest income	12,138	8,236
Provision for loan losses	425	300
Net interest income after provision for loan losses	11,713	7,936
Net gain (loss) on sale of securities available-for-sale	-	-
Other non-interest income	2,411	1,554
Non-interest expense	8,770	6,124
Income before income tax expense	5,354	3,366
Income tax expense	1,780	1,058
Net income	$ 3,574	$ 2,308
Basic earnings per share (3)	$ 0.26	N/A
Diluted earnings per share (3)	$ 0.26	N/A
Basic weighted average shares outstanding (3)	13,506,805	N/A
Diluted weighted average shares outstanding (3)	13,636,850	N/A
Dividends paid per share	$ 0.07	N/A

(1)	Loans are shown net of net deferred fees and costs and unearned discounts. Includes loans held for sale.
(2) Includes mortgagors' escrow funds.
(3)	Earnings per share and weighted average shares outstanding are not applicable
	prior to the conversion to a stock bank on April 3, 2002.
(4) Not included in total assets.
	Three Months Ended March 31,
	2003(1)	2002(1)

Selected Financial and Other Data: (2)
Performance Ratios:
Return on average assets	1.11%	0.95%
Return on average equity	8.70%	9.11%
Interest rate information:
Yield on assets	6.39%	6.90%
Cost of funds	2.53%	3.63%
Net interest rate spread	3.86%	3.27%
Net interest margin (3)	4.19%	3.62%
Net charge-offs to average loans	0.12%	0.16%
Efficiency ratio (4)	60.80%	62.98%

	March 31, 2003	December 31, 2002

Asset Quality Ratios:
Non-performing loans to total loans	1.13%	1.36%
Non-performing assets to total assets	0.91%	1.06%
Allowance for loan losses to non-performing loans	122.82%	100.05%
Allowance for loan losses to total loans (5)	1.40%	1.37%

Equity ratios:
Book value per share	$ 12.20	$ 12.04
Book value per share,
including unallocated ESOP shares	11.81	11.65
Tangible book value per share	9.38	9.20
Tangible book value per share
including unallocated ESOP shares	$ 9.09	$ 8.90
Tier 1 leverage ratio	9.70%	9.37%

(1) Ratios have been annualized where appropriate.
(2) Averages presented are daily averages.
(3)	Net interest income divided by average earning assets.
(4)	Represents the ratio of non-interest expense divided by the sum of net interest income
	and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Total loans excludes loans held for sale.